Exhibit 10.6

The Dun & Bradstreet Corporation
Incentive Compensation Recoupment Policy
(Adopted October 15, 2012)

The Compensation & Benefits Committee of the Board of Directors of The Dun & Bradstreet Corporation (“Corporation”) has determined that it is in its best interests of the Corporation and its subsidiaries and affiliates (collectively, “D&B”) and the Corporation’s shareholders to adopt a policy (“Policy”) providing for the potential recoupment of Covered Executives’ Incentive Compensation under certain circumstances.
EFFECTIVE DATE
This Policy shall apply to all Incentive Compensation awarded on or after January 1, 2013. For this purpose, Incentive Compensation is considered awarded only when the Committee no longer has a discretionary right to cancel or not pay the Incentive Compensation. In addition, to the maximum extent that is legally permissible, this Policy shall also apply to Incentive Compensation that is awarded prior to January 1, 2013, to the extent the award of Incentive Compensation is still outstanding as of January 1, 2013. For purposes of the preceding sentence, an award (or portion of an award) shall not be considered outstanding if:

1.	In the case on an option or stock appreciation right, it has been exercised;

2.	In the case of restricted stock or performance shares, all of the vesting and performance conditions applicable to such award (or portion of such award) have been met;

3.
In the case of restricted stock units or performance units, all of the vesting and performance conditions applicable to such award (or portion of such award) have been met and the award (or portion of such award) has been paid in cash, Company shares or other property to the award-holder (or in the event of the award-holders death, on behalf of the award-holder); and

4.	In the case of another type of award, if the Committee determines such award (or portion of such award) is not outstanding based upon applying the principles in clauses 1 through 3 above.

DEFINITIONS
For purposes of this Policy, the following terms shall have the meanings set forth below:
“Committee” shall mean the Compensation & Benefits Committee of the Board of Directors of the Corporation. In addition, in any case where this Policy provides for a decision or action by the Committee, the Board of Directors of the Corporation shall also have full power and authority to decide or act in such case.
“Covered Executives” shall mean current and former officers and executives who are or were (i) designated as executive officers for purposes of Rule 3b-7 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), (ii) designated as officers for purposes of Rule 16a-1(f) of the Exchange Act, or (iii) designated as a member of D&B’s Global Leadership Team. A designation shall be recognized for purposes of the preceding sentence if it is made in accordance with D&B’s applicable governance (as in effect at the time in question) for such designation.
“Incentive Compensation” shall mean all bonuses or awards under D&B’s short and long-term incentive compensation plans, including grants and awards under D&B’s equity compensation plans, as well as any other D&B compensation that has a substantial incentive element or that is similar to compensation that is otherwise Incentive Compensation, including spot bonuses.

RECOUPMENT OF INCENTIVE COMPENSATION
The Committee may, in its sole discretion, in appropriate circumstances and to the extent permitted by applicable law, direct D&B to recover the excess amount of any Incentive Compensation granted, awarded, vested or paid to a Covered Executive where:

1.
The grant, award, vesting or payment of the Incentive Compensation was based in whole or part on the achievement of certain financial results that were subsequently the subject of a restatement of the Corporation’s financial statements filed with the U.S. Securities and Exchange Commission due to the material noncompliance of the Corporation with any financial reporting requirements under the securities laws; and

2.
The Incentive Compensation that would have been granted, awarded, vested or paid based upon the financial results as restated is lower than the Incentive Compensation actually granted, awarded, vested or paid.

The Committee may forego requiring recoupment of Incentive Compensation that was unconditionally received by a Covered Executive more than three years before the date on which the Corporation is required to prepare an accounting restatement, to the extent that the Committee determines, in its discretion, that doing so would be consistent with the policies of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Section 954”).
AMOUNT OF RECOUPMENT
D&B shall have the right to recover from the Covered Executive what the Committee determines, in its discretion, is the amount by which the Incentive Compensation actually granted, awarded, vested or paid exceeds the Incentive Compensation that would have been granted, awarded, vested or paid based on the restated financial results.
Where a performance measure was a factor in determining the amount of Incentive Compensation granted, awarded, vested or paid, but the Incentive Compensation is not granted, awarded, vested or paid on a formulaic basis (or where the excess amount of Incentive Compensation otherwise cannot be calculated based solely on comparing the original and restated financials), the Committee will determine the amount, if any, by which the Incentive Compensation will be reduced. The Committee will make this determination in its discretion and based upon considering the purposes of Section 954.
SOURCES OF RECOUPMENT
The Committee shall determine whether D&B shall effect any such recoupment: (i) by seeking repayment directly from the Covered Executive or the assets of the Covered Executive; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that is otherwise payable to the Covered Executive under any compensatory plan, program, or arrangement maintained by D&B, including by canceling outstanding equity awards; (iii) by withholding future compensation that otherwise would be provided in accordance with D&B’s usually applicable compensation practices; or (iv) by any combination of the foregoing. However, no recoupment shall be made from any “nonqualified deferred compensation plan” (as defined in Treasury Regulation § 1.409A-1(a)(1)) except to the extent the recoupment can be made without triggering noncompliance with Internal Revenue Code Section 409A(a)(1).
BINDING EFFECT OF DETERMINATIONS
Any determination made by the Committee under this Policy shall be final, binding and conclusive on all parties.

SEVERABILITY
If any provision of this Policy or the application of any such provision to any Covered Executive shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.
NO IMPAIRMENT OF OTHER REMEDIES
This Policy does not preclude D&B from taking any other action to enforce a Covered Executive’s obligations to D&B, including termination of employment or institution of civil or criminal proceedings.
This Policy shall not diminish, negate or otherwise adversely impact D&B’s rights under D&B’s Code of Conduct, Detrimental Conduct Agreement, or any other agreement with a Covered Executive relating to misconduct, noncompetition, confidentiality or employment. D&B’s rights under this Policy are in addition to all such other preserved rights.
This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to D&B’s Chief Executive Officer and Chief Financial Officer.
WAIVERS AND AMENDMENTS
By written resolution of the Committee (or by other action that is effective Committee action under the Committee’s procedures at the time), this Policy may be waived, amended, modified or rescinded at any time in the sole discretion of the Committee.

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